Consent of Independent Accountants


We   consent  to  the  incorporation  by  reference  in  the
registration statement of Peter Kiewit Sons', Inc. on Form S-8 (File No. 333-42465) of our reports dated March 30, 1998 on our audits of the consolidated financial statements of Peter Kiewit Sons', Inc., the financial statements of Kiewit Construction and Mining Group, a business group of Peter
Kiewit   Sons',  Inc.,  and  the  financial  statements   of
Diversified Group, a business group of Peter Kiewit Sons', Inc. as of December 27, 1997 and December 28, 1996 and for each of the three years in the period ended December 27, 1997 which reports are included in this Annual Report on Form 10-K.



Coopers & Lybrand L.L.P.


Omaha, Nebraska
March 30, 1998